Exhibit (h)(1)
FORM OF DISTRIBUTION AGREEMENT
THIS AGREEMENT is made and entered into as of this [____] day of [ _________], 2017, by and between USQ Core Real Estate Fund, a Delaware statutory trust (the "Fund"), Quasar Distributors, LLC, a Delaware limited liability company (the "Distributor") and Union Square Capital Partners, LLC, a Delaware limited liability company and the investment advisor to the Fund (the "Adviser").
WHEREAS, the Fund will be registered under the Investment Company Act of 1940 (the "1940 Act") as a closed-end, management investment company that will operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act, and shares of the Fund ("Shares") will be registered under the Securities Act of 1933 (the "1933 Act").
WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA").
WHEREAS, the Fund desires to retain the Distributor as principal underwriter in connection with the offer and sale of Shares.
WHEREAS, this Agreement has been approved by a vote of the Fund's board of trustees ("Board"), including a majority of the members of the Board who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Agreement voting separately, in conformity with Section 15(c) of the 1940 Act.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Appointment of Quasar as Distributor. The Fund hereby appoints the Distributor as its agent for the sale and distribution of Shares of the Fund in jurisdictions wherein the Shares may be legally offered for sale, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of the Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.
2.	Services and Duties of the Distributor
A. The Distributor agrees to sell Shares on a best efforts basis as agent for the Fund upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term "Prospectus" shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to the Fund and included in the currently effective registration statement on Form N-2 (the "Registration Statement") of the Fund filed under the 1933 Act and the 1940 Act.  The Fund shall in all cases receive the net asset value per Share on all sales.  If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares, as described in Section 2.G. below.
B. During the continuous public offering of Shares, the Distributor will hold itself available to receive orders submitted in good order, for the purchase of Shares and will accept such orders on behalf of the Fund.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Fund reserves the right, upon written notice to the Distributor, to: (a) reject any particular order to purchase Shares; and (b) suspend sales of Shares or any class thereof.
C. The Distributor, with the operational assistance of the Fund's transfer agent, shall make Shares available for sale and redemption/repurchase (hereinafter "redemption" or "repurchase") through the National Securities Clearing Corporation's Fund/SERV System.
D. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Fund.
E. The Distributor agrees to cooperate with the Fund or its agent in the development of all proposed advertisements and sales literature relating to the Fund ("Communications with the Public").  The Distributor shall review all proposed Communications with the Public for compliance with applicable laws and regulations, and shall file with appropriate regulators those Communications with the Public it believes are in compliance with such laws and regulations.  The Distributor shall furnish to the Fund any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.
F. The Distributor shall repurchase Shares offered for sale by shareholders of the Fund.  Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in, the Prospectus.  At the end of each business day, the Distributor shall notify the Fund and its transfer agent, by any appropriate means, of the orders for repurchase of Shares received by the Distributor since the last notification, the amount to be paid for such Shares and the identity of the shareholders offering Shares for repurchase.  The Fund reserves the right to suspend such repurchase right upon written notice to the Distributor.  The Distributor shall also act as agent for the Fund to receive and transmit promptly to the Fund's transfer agent, shareholder requests for redemption of Shares.
G. The Distributor may, in its discretion, enter into agreements with such qualified broker-dealers as it may select, in order that such broker-dealers also may sell Shares of the Fund.  The form of any dealer agreement shall be approved by the Fund.  To the extent there is a sales charge in effect, the Distributor shall pay the applicable sales charge (or portion thereof), or allow a discount, to the selling broker-dealer, as described in the Prospectus.
H. The Distributor shall devote its best efforts to effect sales of Shares of the Fund but shall not be obligated to sell any certain number of Shares.

I. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of any payments made pursuant to written plans adopted in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1 plans") received by the Distributor.
J. The Distributor shall advise the Fund promptly in writing of the initiation of any proceedings against it by the Securities and Exchange Commission (the "SEC") or its staff, FINRA or any state regulatory authority.
K. The Distributor shall monitor amounts paid under Rule 12b-1 plans and pursuant to sales loads to ensure compliance with applicable FINRA rules.
3.	Representations and Covenants of the Fund and Advisor
A. The Fund and the Advisor each hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
i.
it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.
this Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; and

iv.
there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B. The Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
i.
all Shares to be sold by it, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

ii.	the Registration Statement, and Prospectus included therein, have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and
iii.
the Registration Statement (at the time of its effectiveness) and any advertisements and sales literature prepared by the Fund or its agent (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

C. The Fund, or its agent, shall take or cause to be taken, all necessary action to register Shares of the Fund under the 1933 Act, qualify such Shares for sale in such states as the Fund and the Distributor shall approve, and maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.
D.	The Fund shall advise the Distributor promptly in writing:
i.	of any material correspondence or other communication by the SEC or its staff relating to the Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;
ii.	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;
iii.
of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

iv.	of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus, which may from time to time be filed with the SEC; and
v.
in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, or in the event that it determines to suspend the redemption of Shares at any time as permitted by the 1940 Act or the rules of the SEC, including any and all applicable interpretations of such by the staff of the SEC.

E. The Fund shall notify the Distributor in writing of the states in which the Shares may be sold and shall notify the Distributor in writing of any changes to such information.
F. The Fund shall file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
G. The Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares and shall make available to the Distributor a statement of each computation of net asset value.  In addition, the Fund shall keep the Distributor fully informed of its affairs and shall provide to the Distributor, from time to time, copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the Prospectus and annual and interim reports to shareholders as the Distributor may request.  The Fund shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings.  The Fund and the Advisor each represents that it will not use or authorize the use of any Communications with the Public unless and until such materials have been approved and authorized for use by the Distributor.  Nothing in this Agreement shall require the sharing or provision of materials protected by privilege or limitation of disclosure, including any applicable attorney-client privilege or trade secret materials.
H. The Fund has reviewed and is familiar with the provisions of FINRA Rule 2830(k) prohibiting directed brokerage.  In addition, the Fund shall not enter into any agreement (whether orally or in writing) under which the Fund directs or is expected to direct its brokerage transactions (or any commission, markup or other payment from such transactions) to a broker or dealer for the promotion or sale of Shares or the shares of any other investment company.  In the event the Fund fails to comply materially with the provisions of FINRA Rule 2830(k), the Fund shall promptly notify the Distributor.
4. Additional Representations and Covenants of the Distributor. The Distributor hereby represents, warrants and covenants to the Fund, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:
A. It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
B. This Agreement has been duly authorized, executed and delivered by the Distributor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

C. It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;
D. It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;
E. It: (i) has adopted an anti-money laundering compliance program ("AML Program") that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Fund and the Advisor if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (vi) will promptly remedy any material deficiency of which it learns; and
F. In connection with all matters relating to this Agreement, it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations, including maintenance of all records that such laws and regulations specifically require Distributor to maintain in its capacity as principal underwriter in connection with the offer and sale of Shares of the Funds.
G. It shall provide to the Fund and each Fund such information regarding Distributor's policies and procedures (including material changes to such policies and procedures and material compliance matters) as may be reasonably requested to enable each Fund to comply with its obligations under Rule 38a-1 under the 1940 Act (the "Rule").
5. Standard of Care
A. The Distributor shall use its best judgment and reasonable efforts in rendering services to the Fund under this Agreement but shall be under no duty to take any action except as set forth herein or as may be agreed to by the Distributor in writing.  The Distributor shall not be liable to the Fund or any of the Fund's shareholders for any error of judgment or mistake of law, for any losses arising out of any investment, or for any action or inaction of the Distributor in the absence of bad faith, fraud, negligence or willful misfeasance in the performance of the Distributor's duties or obligations under this Agreement or by reason of the Distributor's reckless disregard of its duties and obligations under this Agreement.
B. The Distributor shall not be liable for any action taken or failure to act in good faith reliance upon:
i. the advice of the Fund or of counsel, who may be counsel to the Fund or counsel to the Distributor;

ii. any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (the Distributor shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction);

iii. any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or

iv. any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Fund or other proper party or parties; and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Distributor reasonably believes in good faith to be genuine.

C. The Distributor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, epidemic, acts of God, insurrection, war, terrorism, riots or failure of the mails, transportation, communication or power supply.
6. Compensation.  The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A.  The Distributor shall also be reimbursed for such miscellaneous expenses set forth on Exhibit A hereto as are reasonably incurred and documented by the Distributor in performing its duties hereunder.  The Advisor or the Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Advisor or the Fund shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith.  The Advisor or the Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Advisor is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Fund to the Distributor shall only be paid out of the assets and property of the Fund.  Such fees and expenses shall be paid to the Distributor by the Fund from Rule 12b-1 fees or, if the Fund does not have a Rule 12b-1 plan or if Rule 12b-1 fees are not sufficient to pay such fees and expenses, or if the Rule 12b-1 plan is discontinued, or if the Adviser otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay the Distributor, the Adviser shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments.

7. Expenses
A. The Fund shall bear all costs and expenses in connection with the registration of its Shares with the SEC and its related compliance with state securities laws, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders, including but not limited to: (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses, as well as related advertising and sales literature; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section 3.C. hereof.
B. The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.
8. Indemnification
A. The Fund shall indemnify, defend and hold the Distributor and each of its managers, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Distributor Indemnitees"), free and harmless from and against any and all actual claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys' fees) (collectively, "Losses") that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Fund or the Advisor (or an agent of either one), or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) arising out of a breach of the Fund's representations and warranties in this Agreement, or (iv) based upon the Fund's refusal or failure to comply with the terms of this Agreement or applicable law, or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. The Advisor shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any advertisements or sales literature prepared by the Advisor (or an agent of the Advisor), or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) arising out of a breach of the Advisor's representations and warranties in this Agreement, or (iv) based upon the Advisor's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding the foregoing, the Fund's or the Advisor's obligation to indemnify the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Fund or the Advisor or its counsel by the Distributor for the purpose of, and used in, the preparation thereof.
The Fund's and the Advisor's agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Fund or the Advisor being notified of such action or claim of loss brought against the Distributor Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor Indemnitees, unless the failure to give notice does not prejudice the Fund or the Advisor; provided that the failure so to notify the Fund or the Advisor of any such action shall not relieve the Fund or the Advisor from any liability which it may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the indemnity contained in this Section 8.A.
B. The Fund and Advisor shall each be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if it elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Fund or the Advisor elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel that they retain. If the Fund or the Advisor does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or the Advisor , or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Advisor and the Distributor Indemnitees, the Fund or the Advisor will reimburse the Distributor Indemnitees for the reasonable fees and expenses of any counsel retained by them.  The Fund's and the Advisor's indemnification agreement contained in Sections 8(A) and 8(B) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of the Distributor Indemnitees and their successors. The Fund and the Advisor each agree to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the offer and sale of any of the Shares.
C. The Fund or the Advisor shall advance attorneys' fees and other expenses incurred by any Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section to the maximum extent permissible under applicable law. The Distributor shall endeavor to provide the Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which any Distributor Indemnitee seeks indemnity from the Fund.

D. The Distributor shall indemnify, defend and hold the Fund and each of its trustees, officers, employees, representatives and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the "Fund Indemnitees"), free and harmless from and against any and all Losses that the Fund Indemnitees may sustain or incur or that may be asserted against a Fund Indemnitee by any person (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Distributor, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, or (iii) based upon the Distributor's refusal or failure to comply with the terms of this Agreement or applicable law, or its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that with respect to clauses (i) and (ii), above, the Distributor's obligation to indemnify the Fund Indemnitees shall only be deemed to cover Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Fund , the Advisor, or either of their counsel by the Distributor for the purpose of, and used in, the preparation thereof.  The Distributor's agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor being notified of any action or claim of loss brought against the Fund Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitees, unless the failure to give notice does not prejudice the Distributor; provided, that the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor's indemnity agreement contained in this Section 8.D.
E. The Distributor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund or the Advisor, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Fund or the Advisor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund Indemnitees and the Distributor, the Distributor will reimburse the Fund Indemnitees for the reasonable fees and expenses of any counsel retained by them.  The Distributor's indemnification agreement contained in Sections 8(D) and 8(E) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of the Fund Indemnitees and their successors.  The Distributor shall promptly notify the Fund and the Advisor of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the offer and sale of any of the Shares.
F. The Distributor shall advance reasonable attorneys' fees and other expenses incurred by any Fund Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 8 to the maximum extent permissible under applicable law.
G. No party to this Agreement shall be liable to the other parties for: (i) any consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control, of transportation or supply.
H. No person shall be obligated to provide indemnification under this Section if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of FINRA; provided, however, that in such event indemnification shall be provided under this Section 8 to the maximum extent so permissible.
9. Proprietary and Confidential Information.  The Distributor agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except: (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply; (ii) when requested to divulge such information by duly constituted authorities, provided that the Distributor will promptly notify the Fund of such request if permitted by applicable law; or (iii) when so requested by the Fund.  Records and other information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information that was already in the possession of the Distributor prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.
Further, the Distributor will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, any records and information relating to the Fund and its shareholders. The Distributor shall provide prompt notice to the fund, in accordance with Distributor's policies and procedures, in the event that Distributor becomes aware that any records and information relating to the Fund or its shareholders has been compromised as a result of a breach of security at the Distributor.  Such notice will include Distributor's reasonable estimate of the number of records affected and the nature of the information exposed, together with the steps to be taken by the Distributor to notify all relevant parties of the breach (to the extent required by applicable law), recapture the exposed information, limit such exposure and avoid a recurrence thereof.
10. Compliance with Laws.  The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  The Distributor's services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board's oversight responsibility with respect thereto.
11. Term of Agreement; Amendment; Assignment
A. This Agreement shall become effective with respect to the Fund as of the date the Fund begins operations. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue in effect automatically as to the Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Board, or (ii) the vote of a "majority of the outstanding voting securities" (as that term is defined in the 1940 Act) of the Fund, and provided that in either event, the continuance is also approved by a majority of the members of the Board who are not "interested persons" of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.
B. Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to the Fund: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days' written notice, by either the Fund upon the vote of a majority of the members of the Board who are not "interested persons" of any party to this Agreement, or by vote of a "majority of the outstanding voting securities" of the Fund, or by the Distributor.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund.  If required under the 1940 Act, any such amendment must be approved by the Board, including a majority of the of the members of the Board who are not "interested persons" of any party to this Agreement, by a vote cast in person at a meeting for the purpose of voting on such amendment.  In the event that such amendment affects the Advisor, the written instrument shall also be signed by the Advisor.  This Agreement will automatically terminate in the event of its "assignment."
C. As used in this Section, the terms "majority of the outstanding voting securities," "interested person," and "assignment" shall have the same meaning as such terms have in the 1940 Act.
D. Sections 8 and 9 shall survive termination of this Agreement, provided that the Fund's continuing obligations to indemnify any Distributor Indemnitees after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys' fees) sustained in connection with any such Distributor Indemnitees' provision of services pursuant to this Agreement.

12. Early Termination.  In the absence of: (i) any material breach of this Agreement, (ii) the liquidation or dissolution, or (iii) the appointment of a conservator or receiver for the Distributor or its affiliates by regulatory authorities or upon the happening of any like event at the direction of an appropriate regulatory agency or court of competent jurisdiction, should the Fund elect to terminate this Agreement prior to the end of the initial two-year term only, the Fund shall pay the following fees:
A. all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
B. all reasonable fees associated with converting services to successor service provider;
C. all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider, as ies; and
D.	all reasonable and documented miscellaneous costs associated with A. through C. above.
13. Duties in the Event of Termination.  In the event that, in connection with termination, a successor to any of the Distributor's duties or responsibilities hereunder is designated by the Fund, the Distributor shall cooperate in the transfer of such duties and responsibilities to such successor.
14. Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder. Courts within the state of Delaware will have exclusive jurisdiction over all disputes between the parties arising out of or relating to this Agreement.  The parties hereby consent to and agree to submit to the jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
15. No Agency Relationship.  Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
16. Services Not Exclusive.  Nothing in this Agreement shall limit or restrict the Distributor from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17. Invalidity.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
18. Notices.  Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent by email to the other parties' respective addresses as set forth below:
Notice to the Distributor shall be sent to:

Quasar Distributors, LLC
Attn: President
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

notice to the Fund shall be sent to:

USQ Core Real Estate Fund
235 Whitehorse Lane, Suite 200
Kennett Square, PA 19348

and notice to the Advisor shall be sent to:

Union Square Capital Partners, LLC
235 Whitehorse Lane, Suite 200
Kennett Square, PA 19348

19. Multiple Originals.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
20. Insurance. The Distributor shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, the Distributor shall provide evidence that coverage is in place. The Distributor shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. The Distributor shall notify the Fund promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Fund promptly should the total outstanding claims made by the Distributor under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

21. Entire Agreement. This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

22. Trust Limitations. This Agreement is executed by the Fund and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Fund individually but are binding only on the Fund and the assets and property of the Fund.

(Signatures on following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.
The parties hereby agree that the Distribution Services provided by Quasar Distributors, LLC will commence on or after the date the Fund begins operations.

UNION SQUARE CAPITAL PARTNERS, LLC		USQ CORE REAL ESTATE FUND

By:		By:
Name:	S. Timothy Grugeon	Name:	S. Timothy Grugeon
Title:	Chief Executive Officer	Title:	Trustee, President and Chief Executive Officer

QUASAR DISTRIBUTORS, LLC

By:
James R. Schoenike, President